Exhibit 99.1

LIFETIME BRANDS TO CLOSE OUTLET RETAIL STORES

AND YORK, PA DISTRIBUTION CENTER

GARDEN CITY, NY, September 22, 2008 – Lifetime Brands, Inc. (Nasdaq: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced it will close all of its remaining 53 outlet retail stores. The stores being closed by Lifetime include 39 Pfaltzgraff® factory stores, 8 Farberware® outlet retail stores and 6 clearance stores. The Company also plans to close its York, Pennsylvania distribution facility in 2009. The Company will continue to operate its Internet and mail order catalog businesses.

The Company has entered into an agreement with a joint venture between Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC to manage and operate inventory clearance sales at the stores. The Company expects that such inventory clearance sales will begin on or about September 23, 2008, and will be completed by December 31, 2008. Lifetime has also entered into an agreement with RCS Real Estate Advisors with respect to terminating the leases for the stores.

The Company expects to incur a pre-tax, non-cash charge of up to approximately $7.5 million with respect to the write-off of fixed assets associated with the stores, the York distribution center and related operations. The Company expects to record a portion of this charge in the quarter ending September 30, 2008. In addition, the Company expects that it will incur approximately $15.0 million of other pre-tax charges, which it expects to record largely in the quarter ending December 31, 2008. The Company estimates that the cash proceeds from the inventory clearance sales will exceed the cash charges incurred with respect to the store and distribution center closings and related restructuring actions.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer commented, “Despite the many actions we have taken to streamline and improve the operations of the retail stores, in today’s difficult retail environment they have continued to encumber our Company’s earnings. In addition to eliminating this burden, today’s actions will enable us to focus our efforts on growing our core wholesale business.”

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried / Jody Burfening
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com